UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2016

Bio-Matrix Scientific Group, Inc.

(Exact Name of Company as Specified in Charter)

Commission File Number: 0-32201

Delaware	33-0824714
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

4700 Spring Street, St 304

La Mesa California, 91942

 (Address of Principal Executive Offices, Zip Code)

Company’s telephone number, including area code: (619) 702-1404

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 10, 2017 Regen Biopharma, Inc. ( “Regen”) filed a CERTIFICATE OF DESIGNATION ("Certificate of Designations") with the Nevada Secretary of State setting forth the preferences rights and limitations of a newly authorized series of preferred stock designated and known as "Series M Preferred Stock" (hereinafter referred to as "Series M Preferred Stock").

The Board of Directors of Regen have authorized 300,000,000 shares of the Series M Preferred Stock, par value $0.0001. With respect to each matter submitted to a vote of stockholders of Regen, each holder of Series A Preferred Stock shall be entitled to cast that number of votes which is equivalent to the number of shares of Series M Preferred Stock owned by such holder times one. Except as otherwise required by law holders of Common Stock, other series of Preferred issued by Regen, and Series M Preferred Stock shall vote as a single class on all matters submitted to the stockholders.

With respect to each matter submitted to a vote of stockholders of Regen, each holder of Series M Preferred Stock shall be entitled to cast that number of votes which is equivalent to the number of shares of Series M Preferred Stock owned by such holder times one (1). Except as otherwise required by law, holders of Common Stock, other series of Preferred issued by Regen, and Series M Preferred Stock shall vote as a single class on all matters submitted to the stockholders.

The holders of Series M Preferred Stock shall be entitled receive dividends, when, as and if declared by the Board of Directors in accordance with Nevada Law, in its discretion, from funds legally available therefore

On any voluntary or involuntary liquidation, dissolution or winding up of Regen, the holders of the Series M Preferred Stock shall receive, out of assets legally available for distribution to Regen’s stockholders, a ratable share in the assets of Regen.

On December 27, 2016 7,500,000 shares of Regen’s common stock personally owned by Todd S. Caven, Regen’s Chief Financial Officer, were cancelled by Regen. On December 27, 2016 2,500,000 shares of Regen’s Series A Preferred personally owned by Todd S. Caven were cancelled by Regen. No consideration was paid by Regen to Mr. Caven for these cancellations.

Regen is a controlled subsidiary of Bio-Matrix Scientific Group, Inc.

Item 9.01 Exhibits

Exhibit No.	Description of Exhibit
3(i)	Text of Certificate of Designations

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-MATRIX SCIENTIFIC GROUP, INC.

Dated: January 19, 2017	By: /s/ David Koos
David Koos
Chief Executive Officer